UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2008 (October 16, 2008)

GLOBAL CLEAN ENERGY, INC.
 (Exact name of registrant as specified in its charter)

Maryland	0-30303	84-1255846
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1241 S. Parker Rd #201 Denver, CO	80023
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 369-5562

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 16, 2008, Global Clean Energy (the “Company”) received confirmation from the Securities and Exchange Commission (the “SEC”) that the SEC has changed the Company’s standard industrial classification (“SIC”) code from SIC code 6770, which is for “blank check” companies, to SIC code 2860, which is categorized as the “industrial organic chemical” business.

About Global Clean Energy, Inc.

The business of Global Clean Energy, Inc. (the “Company”) is to supply mid-sized waste-to-energy conversion solutions capable of reforming environmental salvage into clean useable energy. The Company has been active in developing relationships with potential customers for its dredging and gasification systems, and the Company has entered into certain agreements with UK Coal Mining plc. (“UK Coal”), the largest coal producer in the United Kingdom. The Company is currently working with UK Coal to finalize the installation of a proprietary cyclonic dredging pump at UK Coal’s Pontefract, South Yorkshire facility. A patent application for the Company’s proprietary cyclonic dredging pump is currently pending before the U.S. Patent and Trademark Office.

The Company is also working with UK Coal to construct, develop and implement a gasification plant near UK Coal’s Kellingley Colliery coal plant to transform dirty coal into clean synthetic gas. As part of this project, Cascades Engineering and Projects, a division of Cascades Canada Inc. (“Cascades”) is assisting the Company in the development of gasification technology to be used at the Kellingley Colliery plant. The Company’s common stock is currently quoted on the Over-The-Counter Bulletin Board under the trading symbol “GCEI.”

Persons interested in obtaining more information concerning the Company should either view the Company’s website at www.globalcleanenergy.net, or contact the Company’s investor relations department at (303) 522-8449.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL CLEAN ENERGY, INC.

Signature: /s/ Kenneth Addesky
Name: Kenneth Adessky
Title: Chief Financial Officer

Dated: October 20, 2008